NEW YORK MORTGAGE TRUST
2005 SECOND QUARTER CONFERENCE CALL
SCHEDULED FOR WEDNESDAY, AUGUST 10, 2005

NEW YORK, NY - July 5, 2006 - New York Mortgage Trust, Inc. (NYSE: NTR) is scheduled to report financial results for the second quarter ended June 30, 2006 after the close of market on Monday, August 7, 2006. On Tuesday, August 8, 2006 at 10:00 a.m. Eastern, New York Mortgage Trust's executive management will host a conference call and audio webcast highlighting the Company's second quarter financial results. The conference call dial-in number is 303-262-2140.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at www.earnings.com or at the Investor Relations section of the Company's website at www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

About New York Mortgage Trust
New York Mortgage Trust, Inc., a real estate investment trust (REIT), is engaged in the origination of and investment in residential mortgage loans throughout the United States. The Company, through its wholly owned taxable REIT subsidiary, The New York Mortgage Company, LLC (NYMC), originates a broad spectrum of residential loan products with a focus on high credit quality, or prime, loans. In addition to prime loans, NYMC also originates jumbo loans, alternative-A loans, sub-prime loans and home equity or second mortgage loans through its retail and wholesale origination branch network. The Company's REIT portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, the majority of which, over time, will be originated by NYMC. As a REIT, the company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to shareholders.

For Further Information AT THE COMPANY Michael I. Wirth, Chief Financial Officer Phone: 212-634-2342 Email: mwirth@nymtrust.com	AT FINANCIAL RELATIONS BOARD Joe Calabrese (General) 212-827-3772 Julie Tu (Analysts) 212-827-3776

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.